Exhibit (a)(5)(C)

PRESS RELEASE

FOR IMMEDIATE RELEASE:

TILMAN J. FERTITTA CRITICIZES MCCORMICK & SCHMICK’S
REJECTION OF THE $9.25 OFFER AND ADOPTION OF “POISON PILL” RIGHTS PLAN

Urges Stockholders to Send Loud and Clear Message by WITHHOLDING Their Vote at Company’s Upcoming 2011 Annual Meeting

Houston, TX – April 21, 2011 — Tilman J. Fertitta, who has commenced, through his affiliate LSRI Holdings, Inc., a subsidiary of Landry’s Restaurants, Inc., an all-cash offer to acquire all of the issued and outstanding shares of common stock of McCormick & Schmick’s Seafood Restaurants, Inc. (Nasdaq: MSSR) (“MSSR”) for $9.25 per share, today issued the following statement in response to MSSR’s announcement that its board of directors has rejected the offer and adopted a “poison pill” rights plan.

“We believe that the current directors of MSSR are not acting, and will continue to not act, in stockholders’ best interests with respect to our tender offer.  We were extremely disappointed to learn that the MSSR board of directors has chosen to not only reject our offer, but has also adopted a ‘poison pill’ rights plan in reaction to our tender offer rather than respond to our request to negotiate a merger agreement.  We do not believe that these actions are in the best interests of MSSR stockholders, and we question whether the MSSR directors are properly exercising their fiduciary duties to stockholders.  It appears to us they may be acting in their own self interest.  We urge MSSR stockholders to authorize us to withhold their vote at MSSR’s upcoming Annual Meeting and thereby send a loud and clear message to their Board that they want to receive maximum value for their shares and that the Board should meet with us to discuss a negotiated transaction.”

Mr. Fertitta continued, “As one of the largest stockholders and the largest non-institutional stockholder of MSSR, I have significant concerns about the Company’s recent operational performance and seriously question this Board’s ability to significantly improve MSSR’s operating results.”

Mr. Fertitta concluded, “It remains our strong preference to enter into a constructive dialogue with MSSR to achieve a friendly combination that addresses the best interests of all stockholders.  It is unfortunate that by choosing to reject our offer and not enter into substantive negotiations with us, the Board has failed to give due consideration to a transaction that has tremendous benefits for all stockholders.”

Okapi Partners LLC is the Information Agent for the tender offer and any questions or requests for the Offer to Purchase and related materials with respect to the tender offer may be directed to 1-877-285-5990.

IMPORTANT INFORMATION REGARDING THE TENDER OFFER

LSRI Holdings, Inc., a wholly-owned subsidiary of Landry’s Restaurants, Inc, has commenced a tender offer to purchase all of the outstanding shares of common stock of McCormick & Schmick’s Seafood Restaurants, Inc. at $9.25 per share, net to the seller in cash, without interest.  The offer is currently scheduled to expire at 12:00 Midnight, New York City time, on Friday, May 6, 2011, unless the offer is extended.

Okapi Partners LLC is the Information Agent for the tender offer and any questions or requests for the Offer to Purchase and related materials with respect to the tender offer may be directed to Okapi Partners LLC.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES.  THE SOLICITATION AND THE OFFER TO BUY MSSR’S COMMON STOCK IS ONLY BEING MADE PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIALS THAT LANDRY’S HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.  THESE MATERIALS MAY BE AMENDED FROM TIME TO TIME.  MSSR STOCKHOLDERS SHOULD READ THESE MATERIALS CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER.  STOCKHOLDERS WILL BE ABLE TO OBTAIN THE OFFER TO PURCHASE AND RELATED  MATERIALS  WITH RESPECT TO THE TENDER OFFER FREE AT THE SEC'S WEBSITE AT  WWW.SEC.GOV OR FROM LANDRY’S BY CONTACTING OKAPI PARTNERS LLC AT 1-877-285-5990 (TOLL-FREE FROM THE U.S).